ZIVO Bioscience Makes Director Change, Invites Banking Veteran to Join Board of Directors

KEEGO HARBOR, MI – (March 15, 2016) – Zivo Bioscience, Inc. (OTCQB: ZIVO), announced today that it has accepted the resignation of director Mr. Thomas Cox and invited Mr. Robert Rondeau to join the board of directors and serve in this capacity until his successor is appointed and qualified, or until his term expires.

Mr. Cox, the departing director, is relinquishing his post on good terms, citing competing priorities for his time. Mr. Rondeau, the newly-appointed director, brings with him years of banking and credit experience, as well as wide-ranging business relationships that may serve the Company well.

Mr. Rondeau, 50, is the chief executive officer of PRZ, LLC, a financing company focused on used-car floor plan financing, retail financing and leasing, a position he has held since 2013.  Mr. Rondeau is also the chief executive officer of Bran Financial, a credit card processing company, a position he has held since 2010.  Prior to that, Mr. Rondeau was an executive director of Flagstar Bank, focusing on commercial, consumer and warehouse lending from 2004 through 2009.   Mr. Rondeau received a Bachelor of Arts degree from Northwestern University and an Executive M.B.A. from Michigan State University.

“We’re pleased that Mr. Rondeau has agreed to join our board,” states Philip M. Rice II, Board Chairman and Chief Financial Officer. “He brings a new perspective and range of experiences to the Company, along with an active approach that will benefit all involved. As for Mr. Thomas Cox, we thank him for his years of service and wish him the best in all of his future endeavors.”

Mr. Rondeau’s term as director begins on March 11, 2016. He will be in attendance at the next ZIVO board meeting, tentatively scheduled for early April.

About ZIVO Bioscience, Inc.

ZIVO Bioscience, Inc. (OTCQB: ZIVO) is a Michigan-based biotech company engaged in the investigation of the health benefits of bioactive compounds derived from its proprietary algal cultures, and the development of natural bioactive compounds for use as dietary supplements and food ingredients, as well as biologically derived and synthetic candidates for medicinal and pharmaceutical applications in humans and animals, specifically focused on autoimmune and inflammatory response modulation.

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Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the timing of completion of a trial, actual future clinical trial results being different than the results the company has obtained to date, and the company's ability to secure funding. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and those actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information or otherwise.

Contact:

ZIVO Bioscience, Inc.

Info@zivobioscience.com